Exhibit 10.3

TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of February 22, 2005, by and among Cendant Corporation, a Delaware corporation (“Cendant”), Cendant Mobility Services Corporation, a Delaware corporation (“Mobility”), and Wright Express Corporation, a Delaware corporation (“WEX”).

WHEREAS, Cendant is the common parent of a federal Affiliated Group;

WHEREAS, on February 15, 2005, WEX was a Delaware limited liability company named Wright Express LLC that was wholly owned by Mobility and was a disregarded entity that was treated as a division of Mobility for federal Income Tax purposes under Treasury Regulation § 301.7701-3(b)(1)(ii) (“WEX LLC”);

WHEREAS, on February 16, 2005, WEX LLC was converted into a Delaware corporation pursuant to the Delaware General Corporate Laws in a transaction (the “Conversion”) in which all of the WEX outstanding membership interests were converted into shares of common stock (the “Common Stock”) and shares of Series A Non-Voting Convertible Preferred Stock (the “Preferred Stock”) of WEX, the continuing corporation;

WHEREAS, as a result of the Conversion, WEX acquired and owns directly (i) all of the outstanding stock of (A) Wright Express Canada, Inc., a Canadian corporation (“Canada”), (B) Wright Express Fueling Solutions, Inc., a Delaware corporation (“Fueling”), and (C) Wright Express Financial Services Corporation, a Utah corporation, (“Financial”), (ii) all of the outstanding membership interests of Wright Express Solutions and Technologies, LLC, a disregarded entity that is treated as a division of Mobility for federal Income Tax purposes under Treasury Regulation § 301.7701-3(b)(1)(ii), and (iii) all other assets held directly by WEX on the Closing Date (collectively, all of the outstanding stock of each of Canada, Fueling and Financial, all of the membership interests of, and all of the assets held directly by, Wright Express Solutions and Technologies, LLC, and all other assets held directly by WEX on the Closing Date, the “WEX Assets”);

WHEREAS, Financial owns all of the outstanding stock of FSC Title Insurance Agency, Inc., a Utah corporation (“FSC Title”)(FSC Title, together with Canada, Fueling and Financial, referred to herein as the “WEX Subsidiaries”);

WHEREAS, prior to the Conversion, Mobility entered into a binding commitment to sell (i) all of the Common Stock in an initial public offering (the “IPO”) pursuant to the Firm-Commitment Underwriting Agreement (dated as of February 15, 2005) and (ii) all of the Preferred Stock to Amulet Limited, a Cayman Islands Corporation (“Amulet”) and Fore Convertible Master Fund, Ltd., a Cayman Islands Corporation (“Fore Convertible;” together, Amulet and Fore Convertible referred to herein as the “Purchasers”), pursuant to the Preferred Stock Purchase Agreements (dated as of February 14, 2005);

WHEREAS, for U.S. federal Income Tax purposes, the Conversion is intended to be treated as a taxable transfer by Mobility to WEX of the WEX Assets in exchange for the Common Stock, the Preferred Stock and certain other consideration under Section 1001 of the Code;

WHEREAS, the Conversion is intended to be treated as a “qualified stock purchase” for purposes of Section 338(d)(3) of the Code by WEX with respect to Canada, Fueling and Financial;

WHEREAS, as a result of the foregoing, the parties expect that for U.S. federal Income Tax purposes there will be an increase in the tax basis of the WEX Assets and, to the extent of any election under Section 338(h)(10) of the Code that is effected pursuant to the terms of this Agreement, the assets held by each of Fueling, Financial and FSC Title on the Closing Date;

WHEREAS, WEX and the domestic WEX Subsidiaries will be members of the federal Affiliated Group of which Cendant is the common parent through the Closing Date;

WHEREAS, following the Closing Date, WEX will be the common parent of a federal Affiliated Group;

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to liability for Taxes, responsibility for preparing and filing Tax Returns, the payment by WEX to Cendant of certain Tax benefits, and certain other Tax-related matters following the Closing Date;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions

As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Actual Tax Liability” is defined in Section 3.01.

“Affiliate” means, with respect to any Person, at the time in question, any other Person Controlling, Controlled by or under common Control with such Person.

“Affiliated Group” means an affiliated group of corporations within the meaning of Section 1504(a) of the Code and any consolidated, combined, unitary and other similar group as defined under similar laws of other jurisdictions.

“Agreement” is defined in the preamble.

“Amulet” is defined in the recitals.

“Assets” means (i) the WEX Assets, (ii) to the extent of any election under Section 338(h)(10) of the Code that is effected pursuant to the terms of this Agreement, the assets held by each of Fueling, Financial and FSC Title on the Closing Date, (iii) to the extent of any election under Section 338(g) of the Code, the assets held by Canada, (iv) any asset referred to in clause (i), (ii), (iii), (iv) or (v) of this definition that has been transferred in a transaction in which gain or loss was not recognized in full for federal Income Tax purposes, and (v) any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any asset referred to in clause (i), (ii), (iii), (iv) or (v) of this definition.

“Avis Merger” means any transaction contemplated by or related to the Agreement and Plan of Merger and Reorganization by and among PHH Corporation, PHH Holdings Corporation, Avis Rent A Car, Inc., and Avis Fleet Leasing and Management Corporation, dated as of May 22, 1999.

“Basis Schedule” is defined in Section 2.05(b).

“Beginning Basis” is defined in Section 2.05(b).

“Canada” is defined in the recitals.

“Cendant” is defined in the preamble.

“Cendant Affiliate” means any corporation or other entity directly or indirectly Controlled by Cendant immediately after the Closing Date. For the avoidance of doubt, “Cendant Affiliate” shall exclude WEX and each WEX Affiliate.

“Cendant Group” is any Affiliated Group of which Cendant or any Cendant Affiliate is the common parent.

“Cendant Returns” means (i) each Tax Return required to be filed in respect of Income Taxes of a Cendant Group and (ii) all state or local Income Tax Tax Returns listed on Schedule A hereto.

“Change of Control” means (a) the acquisition by any Person or Persons of direct or indirect beneficial ownership of securities representing fifty percent (50%) or more of the combined voting power of WEX’s then outstanding securities; or (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in the Persons owning securities of WEX outstanding immediately prior thereto failing to continue to own at least fifty percent (50%) of the combined voting power of the outstanding securities of WEX or the surviving Person (or its Affiliate) outstanding immediately after such combination, provided, however, that a Change of Control shall exclude the Change of Control as a result of the IPO and any issuance of common stock by WEX in connection with the IPO on February 22, 2005.

“Closing Date” means the closing date of the sale of the Common Stock in the IPO and of the Preferred Stock to the Purchasers.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” is defined in the recitals.

“Contest” means any audit, examination, suit, action or proceeding involving a Taxing Authority.

“Control” (including “controls,” “controlling,” “controlled by” and “under common control with”) means, with respect to any Person, the ownership of stock, directly or indirectly, possessing at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote of the Person.

“Conversion” is defined in the recitals.

“Credit Agreement” means the Credit Agreement dated as of February 22, 2005 among WEX, as borrower, the lenders party thereto, Citicorp North America, Inc., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent.

“Dispute” is defined in Section 7.01.

“Dispute Date” is defined in Section 7.01.

“Estimated Make-Whole Payment” is defined in Section 8.02.

“Final Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local or foreign law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Financial” is defined in the recitals.

“Firm-Commitment Underwriting Agreement” means the underwriting agreement dated February 15, 2005, between Mobility and J.P. Morgan Securities Inc., Credit Suisse First Boston LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives for the several underwriters.

“Fore Convertible” is defined in the recitals.

“Fueling” is defined in the recitals.

“Hypothetical Tax Liability” is defined in Section 3.01.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and the similar provision of state, local or foreign law with respect to WEX’s payment obligations under this Agreement, as reasonably determined by Cendant in good faith.

“Income Tax” means federal income Taxes as provided in Section 11 of the Code, alternative minimum Tax as provided in Section 55 of the Code, and any state, local or other Taxes based on or measured by net income and any interest, penalties or addition to Tax thereon.

“Installment Date” is defined in Section 3.01.

“IPO” is defined in the recitals.

“IRS” means the United States Internal Revenue Service.

“Make-Whole Payment” means with respect to any Taxable Year, the net aggregate payments made by WEX to Cendant pursuant to Sections 8.02 and 8.03 with respect to such Taxable Year.

“Material Subsidiary” means any Subsidiary (as defined under the Credit Agreement) of WEX that has (i) executed and delivered a Subsidiary Guarantee (as defined under the Credit Agreement) and (ii) executed and delivered a letter agreement substantially in the form of the letter agreement, dated February 22, 2005, by and among WEX, Cendant and Mobility.

“Original Payment” is defined in Section 3.03.

“Person” means and includes any individual, firm, corporation, partnership (including, without limitation, any limited, general or limited liability partnership), company, limited liability company, trust, joint venture, association, joint stock company, unincorporated organization or similar entity or governmental entity.

“Preferred Stock” is defined in the recitals.

“Preferred Stock Purchase Agreements” means the agreements between each of the Purchasers and Cendant Mobility Services Corporation, dated as of February 14, 2005, with respect to the purchase of the Preferred Stock.

“Purchase Price” is defined in Section 2.05(b).

“Purchasers” is defined in the recitals.

“Recomputed Tax Benefit Payment” is defined in Section 3.03.

“Refund” means any refund of Taxes, including any reduction in Tax liability by means of a credit, offset or otherwise.

“Section 338 Elections” is defined in Section 2.05(a).

“Stepped-Up Tax Basis” is defined in Section 2.05(b).

“Tax Benefit Payment” means, with respect to any Taxable Year, the net aggregate payments made by WEX to Cendant pursuant to Sections 3.01 and 3.02 with respect to such Taxable Year.

“Tax Return” means any return, filing, report, questionnaire, information statement or other document required to be filed, including amended returns that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable provision of state, local or foreign law.

“Tax or Taxes” means all taxes, charges, imposts, duties or other assessments imposed, or required to be collected or withheld, by any Taxing Authority, including, without limitation, Income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added, and other taxes, together with any related interest, penalties or other additional amounts.

“Taxing Authority” means the IRS and any other state, local, foreign or other governmental entity responsible for the administration of Taxes.

“Treasury Regulations” means the final and temporary (but not proposed) Income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding provisions) as in effect for the relevant taxable period.

“U.S.” shall mean United States.

“WEX” is defined in the preamble.

“WEX Affiliate” means any corporation or other entity directly or indirectly Controlled by WEX after the Closing Date (including any successor to such a corporation or other entity and any entity formed or acquired after the Closing Date).

“WEX Assets” is defined in the recitals.

“WEX Group” is any Affiliated Group of which WEX or any WEX Affiliate is a member other than a Cendant Group.

“WEX LLC” is defined in the recitals.

“WEX Returns” means all Tax Returns required to be filed (i) by WEX LLC, WEX or any WEX Affiliate other than the state or local Income Tax Tax Returns set forth on Schedule A and (ii) by any WEX Group.

“WEX Subsidiaries” is defined in the recitals.

ARTICLE II

Preparation and Filing of Tax Returns; Payment of Taxes

SECTION 2.01. Cendant Tax Returns. Cendant shall have sole and exclusive responsibility for the preparation and filing of, and shall prepare and timely file or cause to be prepared and timely filed, all Cendant Returns and shall timely pay, or cause to be paid, all Taxes required to be reported on such Cendant Returns.

SECTION 2.02. WEX Tax Returns.

(a) Except as otherwise provided in this Agreement, WEX shall have sole and exclusive responsibility for the preparation and filing of, and shall prepare and timely file or cause to be prepared and timely filed, all WEX Returns and shall timely pay, or cause to be paid, all Taxes required to be reported on such WEX Returns.

(b) Notwithstanding the foregoing, Cendant shall have the right to approve the preparation of any WEX Return to the extent that such WEX Return involves treatment of the Conversion, the basis of any Asset, the eligibility of any Asset for depreciation or amortization, the amount or timing of any deduction for depreciation or amortization relating to any Asset or the gain or loss recognized by WEX or any WEX Affiliate arising from the transfer, sale or other disposition of any Asset. WEX shall submit or cause to be submitted any such Tax Return to Cendant no later than thirty (30) days prior to the due date for the filing of such WEX Return (taking into account any valid extensions) and shall make or cause to be made any and all changes requested by Cendant with respect to such items (except to the extent of any position for which substantial authority does not exist within the meaning of Section 6662 of the Code and the Treasury Regulations thereunder); provided, however, that if Cendant does not notify WEX of the requested changes in writing within fifteen (15) days after receipt of such WEX Return, Cendant shall be deemed to have accepted and agreed upon the WEX Return as prepared by WEX.

SECTION 2.03. Refunds. Cendant shall be entitled to all Refunds of Taxes paid with respect to Cendant Returns, and WEX shall be entitled to all Refunds of Taxes paid with respect to WEX Returns. If one party receives a Refund to which the other party is entitled hereunder, the recipient shall remit, within five (5) days thereafter, the amount of such Refund to the other party.

SECTION 2.04. Provision of Information. WEX shall prepare or cause to be prepared, at its own expense, and provide to Cendant, all information that Cendant shall reasonably request, in such form as Cendant shall reasonably request, in connection with Cendant’s rights and obligations under this Agreement, which information shall be provided no later than thirty (30) days following Cendant’s request therefore.

SECTION 2.05. Treatment of the Conversion.

(a) Section 338 Elections. Upon the request of Cendant, WEX will join in the timely making of any elections under Section 338(h)(10) of the Code and any comparable provision of state, local or other law with respect to the stock of Fueling, Financial and/or FSC Title and will make an election under Section 338(g) of the Code with respect to the stock of Canada (the “Section 338 Elections”). Cendant will determine the time and manner for preparing and filing all forms and documents required in connection with any such elections, and WEX will (and will cause the WEX Affiliates to) cooperate fully in preparing and filing, or causing to be prepared and filed, all such forms and documents, including, if requested by Cendant, the signing of any forms and documents in advance of the Closing Date to be completed by Cendant after the Closing Date.

(b) Purchase Price Allocation. Cendant shall determine, in good faith, the total consideration, for U.S. federal Income Tax purposes, paid by WEX in exchange for the WEX Assets (the “Purchase Price”) and shall allocate such Purchase Price among the

WEX Assets or classes of WEX Assets, which allocation shall be set forth on a schedule delivered to WEX as soon as practical following the Closing Date (such schedule, completed in accordance with this Section 2.05(b) and as amended pursuant to Section 2.05(c), the “Basis Schedule”). Further, in the event of any Section 338 Election, Cendant shall determine, in good faith, the aggregate deemed sale price” and “adjusted grossed-up basis” (within the meaning of the Treasury Regulations under Section 338 of the Code or any comparable provision of state, local or other law) for each such election and shall allocate such amounts among the assets of the corporation for which the election was made in a manner consistent with applicable law, which allocation shall be set forth on the Basis Schedule. The Basis Schedule shall also include (i) the Tax basis of each Asset or class of Assets as recorded on Cendant’s Tax books and records immediately prior to the Conversion (the “Beginning Basis”), and (ii) the Tax basis of such Asset or class of Assets immediately after the Closing Date (the “Stepped-Up Tax Basis”), as determined by Cendant in accordance with this Section 2.05. For the avoidance of doubt, the Beginning Basis shall not be adjusted to take into account a Final Determination or any other adjustment, if any, relating or attributable to the Avis Merger.

(c) Subsequent Adjustments. As promptly as practicable following the payment of any amount under this Agreement or any Final Determination (other than any Final Determination relating or attributable to the Avis Merger), Cendant shall deliver to WEX an amended Basis Schedule that takes into account the amount of such payment (other than Imputed Interest) as an adjustment to the Purchase Price and recomputes the Beginning Basis and/or the Stepped-Up Tax Basis of each Asset or class of Assets according to the principles set forth in Section 2.05(b).

(d) Consistent Treatment. Absent a Final Determination to the contrary, the parties shall file or cause to be filed all Tax Returns and other documents in a manner consistent with this Section 2.05, including the Stepped-Up Tax Basis, and shall not take, or permit any Affiliate to take, any position inconsistent therewith.

ARTICLE III

Tax Benefit Payments

SECTION 3.01. Estimated Tax Benefit Payments. At least ten (10) days prior to the installment due date for the payment of any estimated Income Tax under Section 6655 of the Code or any comparable provision of state or local or other law (“Installment Date”) with respect to any WEX Return, WEX shall submit to Cendant a preliminary determination of (A) the liability for Taxes that would be due on such Installment Date assuming the same facts and using the same methods, elections, conventions and practices used in determining the actual liability for Taxes on such date; provided, however, that such liability shall be calculated (i) with reference to the Beginning Tax Basis instead of the Stepped-Up Tax Basis of each Asset or class of Assets, as shown on the Basis Schedule, (ii) assuming that any losses and/or other Tax attributes for all Taxable Years are carried forward to future taxable years rather than carried back to prior Taxable Years, and (iii) excluding any deduction attributable to Imputed Interest (“Hypothetical Tax Liability”) and (B) the actual liability for Taxes due on such date with respect to such WEX Return (“Actual Tax Liability”). Upon review by Cendant, WEX shall promptly make adjustments to such determination to the extent reasonably requested by Cendant. Within five (5) days after finalizing such determination, WEX shall pay to Cendant eighty-five percent (85%) of the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability.

SECTION 3.02. True-Ups. Within thirty (30) days after the filing of any WEX Return for Income Taxes for a Taxable Year (other than a Tax Return with respect to estimated Income Taxes), WEX shall submit to Cendant a preliminary determination of (i) the Hypothetical Tax Liability for such entire Taxable Year and (ii) the Actual Tax Liability shown on such Tax Return and, upon review by Cendant, shall promptly make adjustments to such determination to the extent reasonably requested by Cendant. Within five (5) days after finalizing such determination, WEX shall pay to Cendant the excess, if any, of (A) eighty-five percent (85%) of the excess, if any, of such Hypothetical Tax Liability over such Actual Tax Liability over (B) the aggregate amount previously paid by WEX to Cendant under Section 3.01 with respect to such Taxable Year. Any excess of (A) the aggregate amount previously paid by WEX to Cendant under Section 3.01 with respect to such Taxable Year over (B) eighty-five percent (85%) of the excess of such Hypothetical Tax Liability over such Actual Tax Liability shall offset to the extent of such excess the next succeeding payment(s) otherwise due from WEX to Cendant under Sections 3.01 and/or 8.02.

SECTION 3.03. Adjustments. If, as the result of a Final Determination other than any Final Determination relating or attributable to the Avis Merger, the amount of any Tax Benefit Payment and/or Make-Whole Payment with respect to a Taxable Year (an “Original Payment”) would have been different if calculated based upon the positions taken in such Final Determination (as so calculated, a “Recomputed Tax Benefit Payment”), then Cendant shall pay to WEX the excess, if any, of such Original Payment over the Recomputed Tax Benefit Payment, and WEX shall pay to Cendant the excess, if any, of the Recomputed Tax Benefit Payment over such Original Payment. If WEX receives notice of any Final Determination that could result in any difference between an Original Payment and the related Recomputed Tax Benefit Payment for any Taxable Year, it shall promptly notify Cendant in writing and shall provide Cendant with any related information reasonably requested by Cendant. Within thirty (30) days following notice of any such Final Determination, WEX shall deliver a notice to Cendant setting forth the amount of the Recomputed Tax Benefit Payment for each Taxable Year, and, upon review by Cendant, shall promptly make adjustments to such calculation to the extent reasonably requested by Cendant. Within five (5) days thereafter, the party required to make a payment hereunder with respect to such Recomputed Tax Benefit Payment(s) shall make such payment to the other party.

SECTION 3.04. Payments by Wire Transfer. Each payment under this Agreement shall be made by wire transfer of immediately available funds to a bank account of the recipient previously designated by it.

SECTION 3.05. No Duplicative Payments. No duplicative payment of any amount (including interest) will be required under this Agreement.

ARTICLE IV

Indemnification

SECTION 4.01. Indemnification. Cendant shall indemnify and hold harmless WEX and its Affiliates from and against any Taxes and other losses that are attributable to, or result from, (i) the breach by Cendant of any of its obligations or agreements under this Agreement or (ii) any Tax liability of a Cendant Group imposed on WEX, Fueling, Financial or FSC Title under Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign law. WEX shall indemnify and hold harmless Cendant and its Affiliates from and against any Taxes and other losses that are attributable to, or result from, the breach by WEX of any of its obligations, agreements, or representations under this Agreement. The parties shall settle their indemnification obligations within thirty (30) days after receipt of written demand for payment, setting forth in reasonable detail the circumstances and amount of the indemnity payment.

ARTICLE V

Control of Contests

SECTION 5.01. WEX Returns. Except as provided in Section 5.03, WEX shall have the exclusive right to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any Contest relating solely to a WEX Return.

SECTION 5.02. Cendant Returns. Cendant shall have the exclusive right to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any Contest relating to a Cendant Return; provided, however, that WEX shall have the right to participate in (but not to settle) any Contest relating to a state Income Tax Tax Return set forth on Schedule A hereto.

SECTION 5.03. Contest Relating to the Conversion. In the event that any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any Contest with respect to a WEX Return relates to, or could have any effect on, the treatment of the Conversion, any Section 338 Election with respect to the stock of any of the WEX Subsidiaries, the basis of any Asset, the eligibility of any Asset for depreciation or amortization, the amount or timing of any deduction for depreciation or amortization relating to any Asset, or the gain or loss recognized by WEX or any WEX Affiliate upon sale, transfer or other disposition (including any transaction treated for federal income Tax purposes as a taxable exchange, sale, transfer or other disposition) of any Asset, WEX shall timely notify Cendant of such Contest and Cendant shall have the exclusive right, in its sole discretion and at its own expense, to control, resolve, settle or agree to such deficiency, claim or adjustment.

ARTICLE VI

Cooperation and Exchange of Information

SECTION 6.01. Cooperation. Each of Cendant and WEX shall cooperate fully (and shall cause its respective Affiliates to cooperate fully) with all reasonable requests from the other party in connection with the preparation and filing of any Tax Return, any calculation or determination contemplated by this Agreement (including the Basis Schedule and determinations of Hypothetical Tax Liability and Actual Tax Liability), or any Contest or other matter relating to Taxes covered by this Agreement. Such cooperation shall include, without limitation, at each party’s own expense, (i) the retention until the expiration of the applicable statute of limitations (including extensions), and the provision upon request, of Tax Returns, books, records, documentation and other information relating to Tax Returns and/or the calculations and determinations contemplated under this Agreement, and (ii) the execution of any document that may be necessary or helpful in connection with the filing of any Tax Return or control of any Contest, including, but not limited to, the execution by WEX and/or any WEX Affiliate of a power of attorney authorizing Cendant and its accountants, tax advisors and other representatives to represent WEX or any WEX Affiliate. Each party shall make its employees and facilities available on a reasonable basis in connection with the foregoing matters. Notwithstanding anything herein to the contrary, WEX shall not be entitled to obtain any information relating to Taxes of Cendant or any of its Affiliates other than information relating solely to WEX LLC, WEX or any WEX Affiliate (which shall include all pro forma schedules and/or returns prepared by Cendant for WEX LLC, WEX and any WEX Affiliate.

ARTICLE VII

Disputes

SECTION 7.01. Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity hereof (“Dispute”) shall first be negotiated between the appropriate senior executives of Cendant and WEX who have the authority to resolve the matter. Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within ten (10) days of receipt by Cendant or WEX, as applicable, of notice of a Dispute, which date of receipt shall be referred to herein as the “Dispute Date.” If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Date, then Cendant and WEX shall jointly retain a nationally recognized accounting firm to resolve the Dispute. If Cendant and WEX cannot mutually agree upon such a firm, then any Dispute which Cendant and WEX cannot resolve within thirty (30) days from the Dispute Date shall be resolved by a nationally recognized accounting firm selected by the American Arbitration Association; provided, however, that the American Arbitration Association shall not select any accounting firm that is then providing auditing services to Cendant or WEX or any of their respective Affiliates. The accounting firm selected by Cendant and WEX or the American Arbitration Association, as the case may be, shall act as an arbitrator to resolve all points of disagreement, and its decision shall be final and binding upon all parties involved. Following the decision of such firm, Cendant and WEX shall each take or cause to be taken any action necessary to implement the decision of such firm. Cendant and WEX shall share equally the administrative costs of the arbitration and such firm’s fees and expenses, and shall each bear their respective other costs and expenses related to the arbitration.

ARTICLE VIII

Change of Control, Asset Transfers and Make-Whole Payments

SECTION 8.01. Change of Control and Asset Transfers. WEX agrees that (i) its contractual obligations to make Tax Benefit Payments (and related payments under Article III)

and Make-Whole Payments (and related payments under Article VIII) pursuant to the terms and conditions of this Agreement shall continue notwithstanding the fact that (x) WEX engages in a transaction (or series of transactions) that results in a Change of Control and/or (y) WEX or any WEX Affiliate transfers any Asset to any Person in a transaction in which the full amount of gain or loss is not recognized for federal Income Tax purposes and that (ii) in the case of such a Change of Control and/or the transfer (directly or indirectly) of all or substantially all of the Assets in a transaction in which the full amount of gain or loss is not recognized for federal income Tax purposes, WEX shall require the continuing, successor, surviving or transferee corporation or other entity to expressly assume (without releasing WEX from) the obligations of WEX under this Agreement.

SECTION 8.02. Estimated Make-Whole Payments. In the event that (i) WEX engages in any transaction (or series of transactions) that results in a Change of Control, and/or (ii) WEX transfers (directly or indirectly) all or substantially all of the Assets in a transaction (or series of transactions) in which the full amount of gain or loss is not recognized for federal Income Tax purposes, then WEX shall pay to Cendant, in each subsequent period in which a payment is required to be determined under Section 3.01, in addition to any payment required under Section 3.01 for such period, the excess, if any, of (x) the payment that would have been required to be paid by WEX to Cendant under Section 3.01 assuming for all purposes that any and all such transaction(s) (and any related transaction effected in connection therewith) had not occurred over (y) the payment required to be paid pursuant to Section 3.01 (such excess, the “Estimated Make-Whole Payment”). At least ten (10) days prior to the Installment Date with respect to any WEX Return, WEX shall submit to Cendant a preliminary determination of any Estimated Make-Whole Payment, and, upon review by Cendant, WEX shall promptly make adjustments to such determination to the extent reasonably requested by Cendant. Within five (5) days after finalizing such determination, WEX shall pay to Cendant such Estimated Make-Whole Payment.

SECTION 8.03. True-Ups. Within thirty (30) days after the filing of any WEX Return for Income Taxes for a Taxable Year (other than a Tax Return with respect to estimated Taxes), WEX shall submit to Cendant a preliminary determination of the excess, if any, of (i) the payment that would have been required to be paid by WEX to Cendant under Section 3.02 assuming for all purposes that any and all of the transaction(s) described in clauses (i) and/or (ii) of the first sentence of Section 8.02 (and any related transactions effected in connection therewith) had not occurred over (ii) the payment required to be paid pursuant to Section 3.02 and, upon review by Cendant, shall promptly make adjustments to such determination to the extent reasonably requested by Cendant (such excess, the “Make-Whole Amount”). Within five (5) days after finalizing such determination, WEX shall pay to Cendant the excess, if any, of such Make-Whole Amount over the aggregate Estimated Make-Whole Payments paid by WEX to Cendant under Section 8.02 with respect to such Taxable Year. Any excess of (A) the aggregate Estimated Make-Whole Payments paid by WEX to Cendant under Section 8.02 with respect to such Taxable Year over (B) such Make-Whole Amount shall offset to the extent of such excess the next succeeding payment(s) otherwise due from WEX to Cendant under Sections 3.01 and/or 8.02.

SECTION 8.04. Notice. WEX shall notify Cendant in writing no later than five (5) days after the earlier to occur of the execution of a contract to effect, or the consummation of, any transaction described in clauses (i) and/or (ii) of the first sentence of Section 8.02.

ARTICLE IX

Coordination with Credit Agreement; Certain Representations

SECTION 9.01. No Payment upon Event of Default or Covenant Violation. Notwithstanding anything herein to the contrary, WEX shall not, and shall not permit any WEX Subsidiary to, make any payment hereunder for so long as (i) an Event of Default (as defined in the Credit Agreement) has occurred and is continuing or (ii) after making such payment, WEX would fail to be in compliance with Sections 6.01 or 6.02 of the Credit Agreement. The amount of all or any portion of a payment deferred under this Section 9.01 shall accrue interest at the short-term applicable federal rate under Section 1274(d) of the Code commencing from the date on which such payment would otherwise have been due and payable but for this Section 9.01. WEX shall not permit any covenant in a subsequent credit agreement to be any more restrictive than the one described in the immediately preceding sentence.

SECTION 9.02. Certain Representations.

(a) None of WEX or any of its Affiliates has entered into any agreement or other arrangement with any of the Purchasers or their respective Affiliates with respect to the Preferred Stock or as to governance ( including the ability to designate or elect directors to the board) of WEX or any of its Affiliates.

(b) None of WEX or any of its Affiliates have any plan or intention to acquire the Preferred Stock, to modify any of the material terms of the Preferred Stock (including, without limitation, the voting, redemption and conversion rights), or to engage in a transaction that would result in a Fundamental Change as defined in Exhibit A to each of the Preferred Stock Purchase Agreements.

(c) None of WEX or any of its Affiliates (i) owns (or has owned) any stock, security, or other interest (or any right to acquire any stock, security or other interest) of any of the Purchasers or their respective Affiliates and (ii) owns (or has owned) any bonds, debentures, notes or other indebtedness of any of the Purchasers or their respective Affiliates.

(d) Except for the Preferred Stock issued by WEX to Mobility and sold by Mobility to the Purchasers, WEX has no plan or intention to issue any other shares of Preferred Stock or any other shares of non-voting stock of WEX.

ARTICLE X

General Provisions

SECTION 10.01. Late or Deferred Payments. The amount of all or any portion of a payment not made when due under this Agreement shall be payable together with any interest thereon, computed at the short-term applicable federal rate under Section 1274(d) of the Code and commencing from the date on which such payment was due and payable under this Agreement.

SECTION 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Cendant, to:

Cendant Corporation

1 Campus Drive

Parsippany, NJ 07054

Fax: (973) 496-7390

Attention:    Joseph Huber, Esq.

         Group Vice President, Corporate Taxes

with a copy to:

Cendant Mobility Corporation

9 West 57th Street

37th Floor

New York, NY 10019

Fax: (212) 413-1922

Attention:     Eric J. Bock, Esq.

          Executive Vice President, Law & Secretary

if to WEX, to:

Wright Express Corporation

97 Darling Avenue

South Portland, ME 04106

Fax: (207) 523-6377

Attention:     Hilary A. Rapkin, Esq.

          Sr. Vice President, General Counsel & Corporate Secretary

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

SECTION 10.03. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 10.04. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and, except as provided below with respect to successors and assigns, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, Skadden, Arps, Slate, Meagher & Flom LLP shall be entitled to rely on the representations contained in Section 9.02 of this Agreement for purposes of its opinion to Cendant regarding the Tax treatment of the Conversion and certain other matters.

SECTION 10.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflict of laws.

SECTION 10.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 10.07. Successors; Assignment. Cendant may assign some or all its rights, interests or entitlements and obligations under this Agreement to any Affiliate without the consent of WEX and may assign some or all of its rights, interests or entitlements (but not its obligations) under this Agreement to any other Person without the consent of WEX. WEX may not assign any of its rights, interests or entitlements and obligations under this Agreement without the prior written consent of Cendant. Subject to each of the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

SECTION 10.08. Affiliates. WEX shall, upon written request of Cendant, cause any Material Subsidiary of WEX formally to execute this Agreement; upon execution, each such Material Subsidiary of WEX shall become a party to this Agreement and shall be jointly and severally liable, to the fullest extent permitted by applicable law, for the obligations of WEX under this Agreement, provided, however, that in the event that WEX or any Material Subsidiary conveys, sells, leases, assigns, transfers or otherwise disposes of any Assets of such Material Subsidiary or any capital stock of any Material Subsidiary to a Person that is not a WEX Affiliate in a transaction (or series of related transactions) that does not constitute a transaction (or series of transactions) described in clause (i) and/or (ii) of the first sentence of Section 8.02, all liability and obligations hereunder of such Material Subsidiary shall terminate upon the closing of such transaction (or series of related transactions).

SECTION 10.09. Good Faith. The parties shall, and shall cause their respective Affiliates to, act in good faith and not take any action intended to circumvent the provisions of this Agreement.

SECTION 10.10. Amendments. No amendment to this Agreement shall be effective unless it shall be in writing and signed by Cendant and WEX.

SECTION 10.11. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 10.12. Termination of Prior Agreements. All prior agreements between Cendant and/or any Cendant Affiliate, on the one hand, and WEX or any WEX Affiliate, on the other hand, providing for the sharing or allocation of liability for Taxes, including, without limitation, the Tax sharing agreement effective as of the first day of the consolidated return year beginning January 1, 2003, by and between Cendant and its subsidiaries as of such date, shall terminate and have no further effect as of the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, this Section 10.12 shall not operate to terminate any such agreement between or as it relates to Cendant, on the one hand, and any Cendant Affiliate, on the other hand.

SECTION 10.13. IN WITNESS WHEREOF, Cendant, Mobility and WEX have duly executed this Agreement as of the date first written above.

CENDANT CORPORATION

By	/s/ Joseph Huber
	Name:	Joseph Huber
	Title:	Group Vice President and Global Tax Director

Address: 9 West 57th Street, New York, NY 10019

CENDANT MOBILITY SERVICES CORPORATION

By	/s/ Joseph Huber
	Name:	Joseph Huber
	Title:	Vice President, Tax

Address: 40 Apple Ridge Road, Danbury, CT 06810

WRIGHT EXPRESS CORPORATION

By	/s/ Melissa D. Goodwin
	Name:	Melissa D. Goodwin
	Title:	Senior Vice President and Chief Financial Officer

Address: 97 Darling Avenue, South Portland, ME 04106

SCHEDULE A

Entity	Jurisdiction	Tax	Year
WEX LLC	New York	Income	All Tax years ended on or before December 31, 2003
Financial	Maine	Income	All Tax years ended on or before December 31, 2003